FOR IMMEDIATE RELEASE

Solera Announces Board Changes

LAKEWOOD, Colo., June 17, 2014 - Solera National Bancorp, Inc. (SLRK) (“Solera,” the “Company,” “we,” or “us”), the holding company for Solera National Bank, today announced changes in the composition of its board of directors. On June 13, 2014, in an effort to reach an accommodation with dissident shareholder Michael Quagliano, six of the Company’s seven directors - i.e., all directors other than CEO John Carmichael - resigned. Contemporaneously with the effectiveness of those resignations, the board of directors reduced the size of the board to two and resolved to appoint Mr. Quagliano to the board to serve with Mr. Carmichael. The Company’s certificate of incorporation and bylaws do not require the board to have more than one director. Mr. Quagliano subsequently refused to serve on the board. Accordingly, Mr. Carmichael filled the vacancy intended for Mr. Quagliano with David Roberts, one of the directors who had previously resigned. The Company believes that, notwithstanding his previous refusal to serve, Mr. Quagliano may be interested in being appointed to the board. The board will consider this, as well as all other relevant factors, as it seeks to rebuild the board to a more customary size in the near future.

About Solera National Bancorp, Inc.

Solera National Bancorp, Inc. was incorporated in 2006 to organize and serve as the holding company for Solera National Bank, which opened for business in September 2007. Solera National Bank is a community bank serving emerging businesses in Lakewood, Colorado with five additional loan production offices throughout the state. At the core of Solera National Bank is welcoming, inclusive and respectful customer service, a focus on supporting a growing and diverse Colorado economy, and a passion to serve the Hispanic community through service, education and volunteerism. For more information, please visit http://www.SoleraBank.com.

Contact:    Solera National Bancorp, Inc.
John P. Carmichael, President & CEO
(303) 937-6422

Caution Concerning Forward-Looking Statements

This press release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties can include the risks associated with the ability to recruit qualified candidates to the Company’s board of directors and many other risks described in the Company’s Securities and Exchange Commission filings, which are incorporated by reference herein. We undertake no obligation to update or revise any forward-looking statement. Readers of this press release are cautioned not to put undue reliance on forward-looking statements.